UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CUTERA, INC.

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On May 20, 2009, Cutera, Inc. issued the following press release:

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera Announces Adjournment of Annual Meeting of Stockholders

BRISBANE, Calif., — May 20, 2009 — Cutera, Inc. (Nasdaq: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, announced today at its Annual Meeting of Stockholders at its principal executive offices, located at 3240 Bayshore Boulevard in Brisbane, California, that the meeting has been adjourned until 2:00 p.m. PT on Friday, May 22, 2009 at the same location with respect to Proposal No. 2, a proposal to approve the Option Exchange Program for its employees, and Proposal No. 3, a proposal to approve the Option Exchange Program for its Executive Officers and the independent members of its Board of Directors.

At that reconvened meeting, a stockholder vote on Proposal Nos. 2 and 3 will take place. Cutera’s Board of Directors is recommending that its stockholders vote for the approval of each of those proposals. Stockholders who have not yet voted for those proposals, or who want to change their vote, may do so by going to www.proxyvote.com (with their proxy vote control number) tomorrow, May 21, 2009.

Cutera has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) pursuant to which Cutera is soliciting proxies in connection with seeking stockholder approval of these two proposals. Stockholders are urged to read the proxy statement and other relevant documents filed with the SEC.

The company also reported that the directors identified in the proxy statement for the Annual Meeting of Stockholders were today elected for another term and the other proposal on the agenda relating to the ratification of PricewaterhouseCoopers LLP passed.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.